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Exhibit 21:  List of subsidiaries for Evenflo Company, Inc.


1.       Evenflo Mexico, S.A. de C.V.

2.       R.B.D. de Mexico, S.A.

3.       Muebles Para Ninos de Baja, S.A. de C.V.

4.       Evenflo (Philippines), Inc.

5.       Lisco Feeding, Inc.

6.       Lisco Furniture, Inc.

7.       Evenflo Canada, Inc.

8.       Evenflo France SARL